EXHIBIT 99.1
Mild, Dry Winter Affects TVA Power Sales, Net Income
     TVA’s net income for the 2007 fiscal year is currently estimated to be about $53 million less than budgeted, primarily because of mild winter weather and dry conditions in the Tennessee Valley during the first half of the fiscal year.
     In a president’s report to the TVA Board, TVA President and CEO Tom Kilgore said that power sales and operating revenues are well below normal. However, interest expense for the 2007 fiscal year, which ends Sept. 30, 2007, is expected to be about $56 million less than planned, which will help offset lower sales and revenue.
     Kilgore said hydro generation, TVA’s cheapest source of power, is 25 percent below normal because of the dry weather. The three-month period of January-March 2007 was the driest on record for the Tennessee Valley. In addition, the three-month period of December-February was the driest on record for the Valley in the area above Chattanooga.
     Kilgore said the effects of the weather along with higher fuel costs and a higher than expected forced outage rate at TVA power plants have impacted TVA’s target for delivered cost of power. “To get back on target for our delivered cost of power, we have identified $30 million in operating and maintenance reductions to be implemented for the remainder of the year,” Kilgore said.
     Financial results for the second quarter will be available in mid-May, when TVA expects to file its quarterly report on Form 10-Q with the Securities and Exchange Commission.
     Kilgore outlined several operating highlights for the three months that ended March 31. TVA’s power system successfully met an all-time record peak winter demand of 30,320 megawatts on Jan. 31. Employees at TVA’s Bull Run Fossil Plant achieved 1 million safe work hours, and TVA’s Shawnee Fossil Plant Unit 6 set a national record for continuous generation of 1,093 days.
     The president’s report to the Board is available on TVA’s website at www.tva.com/finance. The public can watch and listen to the Board meeting via archived video and audio files at www.tva.com/news. These files will be available for at least one month.
     TVA is the nation’s largest public power provider and is completely self financing. TVA provides power to large industries and 158 power distributors that serve approximately 8.7 million consumers in seven southeastern states. TVA also manages the Tennessee River and its tributaries to provide multiple benefits, including flood damage reduction, navigation, water quality and recreation.
#       #       #
Media Contact: John Moulton, Knoxville, (865) 632-8048
TVA News Bureau, Knoxville, (865) 632-6000
www.tva.com/newsroom
(Distributed April 4, 2007)